Exhibit 10.1

2017 PURSUIT ATTRACTIONS AND HOSPITALITY, INC.
OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNITS AGREEMENT

Restricted Stock Units (“Units”) are hereby awarded by Pursuit Attractions and Hospitality, Inc. (the “Corporation”), a Delaware corporation, effective [___], to [___] (“Employee”) in accordance with the following terms and conditions:

1.
Unit Award. The Corporation hereby awards Employee [___] Units (the “Award”) pursuant to the 2017 Pursuit Attractions and Hospitality, Inc. Omnibus Incentive Plan, as amended and restated effective May 24, 2022 (and as may otherwise be amended from time to time, the “Plan”), subject to the terms, conditions, and restrictions of such Plan and as hereinafter set forth. Capitalized terms used but not defined herein shall have the meanings given thereto in the Plan. The Award represents the right to be issued on a future date(s) the number of Shares that is equal to the number of Units set forth above, as modified in accordance with paragraph 7 and Section 4.6 of the Plan.
2.
Vesting; Restrictions on Transfer.
(a)
The Award and Units granted hereunder will commence vesting on [___] (the “Award Date”), in accordance with the following vesting schedule: [in [three] equal tranches on each of [___]] (each, a “Vesting Date”), subject to the terms and conditions set forth herein. Except as provided in paragraph 4(a) below, vesting will cease upon Employee’s termination of employment with the Corporation or any of its Affiliates for any reason. Once vested, the Units will settle in shares as set forth in paragraph 6 below, subject to forfeiture and repayment pursuant to paragraph 4.
(b)
The Board of Directors (the “Board”) shall have the authority, in its discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to any unvested Units or to remove any or all of such restrictions, whenever the Board may determine that such action is appropriate by reason of change in applicable tax or other law, or other change in circumstances.
(c)
Except as may otherwise be provided in the Plan, the Award is not transferable, except by will or the laws of descent and distribution.
3.
Restrictive Covenants. Unless a Change in Control shall have occurred after the date hereof, in order to better protect the goodwill of the Corporation and its Affiliates and to prevent the disclosure of the Corporation's or its Affiliates' trade secrets and confidential information and thereby help ensure the long-term success of the business, Employee, without prior written consent of the Corporation, will not engage in certain conduct as outlined in this paragraph 3:
(a)
Non-Solicitation of Customers. During Employee’s employment with the Corporation or any of its affiliates, and for a period of eighteen (18) months following termination of Employee’s employment with the Corporation, Employee will not on behalf of any Competitor, solicit business from any Client of the Corporation that Employee serviced during Employee’s employment with the Corporation (the “Restricted Clients”). “Client” means any individual, person, business or entity that has consumed, obtained, retained and/or purchased any services or products offered or sold by the Corporation or any of its Affiliates during Employee’s employment, and any individual, person, business or entity or that has been solicited by Employee to consume, obtain, retain or purchase the services or products offered or sold by the Corporation or any of its affiliates. “Competitor” means any person or organization engaged (or about to become engaged) in research, development, marketing, selling, or servicing with respect to any product or service which is the same as, similar to, or competes with any product, process or service of the Corporation or its Affiliates (including both existing services or products as well as services or products known to Employee, as a consequence of Employee's employment with the Corporation or one of its Affiliates, to be in development).
(b)
Non-Solicitation of Employees. During Employee’s employment with the Corporation and for eighteen (18) months immediately following termination of such employment for any reason, Employee will not, on behalf of himself or herself, or on behalf of any other person, firm, corporation, or entity, directly or indirectly (a) solicit for employment, or otherwise seek to employ, retain, divert or take away any of the agents, representatives or employees of the Corporation with whom Employee had contact or about whom Employee had access to information in the course of Employee’s employment with the Corporation, (b) or in any other way assist or facilitate any such employment, solicitation or retention effort.
(c)
Remedies. Employee understands and agrees that the Corporation’s remedy for violation of the restrictions contained in paragraphs 3(a) and/or 3(b) above is not limited to a requirement that Employee repay any awards granted to Employee under the Plan. Rather, in the event Employee breaches the terms of the restrictive covenants contained in paragraphs 3(a) and/or 3(b) above, the Corporation will be entitled to seek and obtain any or all of the following remedies against Employee:
(i)
Injunctive Relief. In the event that Employee breaches, or the Corporation reasonably believes that Employee is about to breach, any of the covenants of paragraphs 3(a) and/or 3(b) above, Employee recognizes that the Corporation will suffer immediate and irreparable harm and that money damages alone will not be adequate to compensate the Corporation or its Affiliates. Accordingly, Employee agrees that the Corporation will be entitled to temporary, preliminary and/or permanent injunctive relief enforcing the terms of paragraphs 3(a) and/or 3(b) above.
(ii)
Damages. In the event that Employee breaches any of the covenants of paragraphs 3(a) and/or 3(b) above, Employee agrees that the Corporation will be entitled to compensatory damages in an amount necessary to compensate the Corporation for any harm that is not adequately redressed or prevented by injunctive relief.
(iii)
Forfeiture and Repayment. In the event Employee breaches any of the covenants of paragraphs 3(a) and/or 3(b) above, Employee agrees and understands that the Corporation may require Employee to repay certain awards that have been granted under the Plan, as is more fully set forth in paragraph 4 below.

(d)
Governing Law. The restrictions set forth in paragraph 3 will be governed by, construed, interpreted, and their validity determined, under the laws of the State of Delaware.
4.
Forfeiture and Repayment Provisions.
(a)
Termination of Employment. Except as provided in this paragraph 4(a), or as otherwise may be determined by the Board, if Employee ceases to be an Employee of the Corporation or any of its Affiliates for any reason, all Units which at the time of such termination of employment are unvested shall upon such termination of employment be automatically forfeited and returned to the Corporation. Except as otherwise specifically determined by the Human Resources Committee of the Board (the “Committee”) in its absolute discretion on a case by case basis, if Employee ceases to be an employee of the Corporation or any of its Affiliates by reason of death or total or partial disability, then any unvested Units will vest as of the date of the applicable termination of employment, and dividend equivalents will be paid through such period; provided that in every case, to receive such vesting of Units, Employee (or Employee’s legal representative or estate, as applicable), upon request of the Corporation, shall execute a Separation Agreement and Release in connection with the termination of Employee’s employment, such agreement to be in form and substance satisfactory to the Corporation in its absolute discretion.
(b)
Violations of Paragraph 3(a) and/or 3(b). In addition to any other remedy, at law or in equity, if, at any time within eighteen (18) months following the date of Employee's termination of employment with the Corporation or any of its Affiliates, Employee engages in any conduct agreed to be avoided pursuant to the provisions of paragraph 3(a) and/or 3(b), then all payments (without regard to tax effects) received directly or indirectly by Employee with respect to the Units which vested during the two (2) year period prior to Employee's termination from employment shall be paid by Employee to the Corporation. Employee consents to the deduction from any amounts the Corporation or any of its Affiliates owes to Employee to the extent of the amounts Employee owes the Corporation hereunder.
(c)
Misconduct. Unless a Change in Control shall have occurred after the date hereof:
(i)
All payments (without regard to tax effects) received directly or indirectly by Employee with respect to the Units shall be paid by Employee to the Corporation, if the Corporation reasonably determines that during Employee's employment with the Corporation or any of its Affiliates:
(1)
Employee knowingly or grossly negligently engaged in misconduct that causes a misstatement of the financial statements of the Corporation or any of its Affiliates or misconduct which represents a material violation of any code of ethics of the Corporation applicable to Employee or of the Always Honest compliance program or similar program of the Corporation; or
(2)
Employee was aware of and failed to report, as required by any code of ethics of the Corporation applicable to Employee or by the Always Honest compliance program or similar program of the Corporation, misconduct that causes a misstatement of the financial statements of the Corporation or any of its Affiliates or misconduct which represents a material knowing violation of any code of ethics of the Corporation applicable to Employee or of the Always Honest compliance program or similar program of the Corporation.
(ii)
Employee consents to the deduction from any amounts the Corporation or any of its Affiliates owes to Employee to the extent of the amounts Employee owes the Corporation under this paragraph 4(c).
(d)
Acts Contrary to Corporation. Unless a Change in Control shall have occurred after the date hereof, if the Corporation reasonably determines that at any time within two (2) years after the final Vesting Date, Employee has acted significantly contrary to the best interests of the Corporation, including, but not limited to, any direct or indirect intentional disparagement of the Corporation, then all payments (without regard to tax effects) received directly or indirectly by Employee with respect to the Units which vested during the two (2) year period prior to the Corporation's determination shall be paid by Employee to the Corporation. Employee consents to the deduction from any amounts the Corporation or any of its Affiliates owes to Employee to the extent of the amounts Employee owes the Corporation under this paragraph 4(d).
(e)
The Corporation’s reasonable determination required under paragraphs 4(c)(i) and 4(d) above shall be made by the Committee, in the case of executive officers of the Corporation, and by the Chief Executive Officer of the Corporation, in the case of all other officers and employees.
5.
Employee's Rights; Dividend Equivalents.
(a)
The Units will not have voting or other rights uniquely associated with common stock.
(b)
Notwithstanding the foregoing, the Corporation hereby grants to Employee an award of dividend equivalents (pursuant to Section 14 of the Plan) as to the Units with respect to each dividend and distribution in cash, Shares or other property which is paid to all or substantially all holders of outstanding Shares and that has a record date between the Award Date and the date when a vested Unit is distributed or paid to Employee or is forfeited or expires (the “Dividend Equivalents Period”).
(i)
Employee will be credited with dividend equivalents in an amount equal to (A) the aggregate dividends paid per Share by the Corporation with a record date that occurs during the Dividend Equivalents Period, multiplied by (B) the number of Units outstanding hereunder of the applicable dividend record date.
(ii)
The dollar amount determined pursuant to paragraph 5(b)(i) will be credited to an account (the “Account”) established for Employee for bookkeeping purposes only on the books of the Corporation. The balance in the Account will be subject to the same terms and conditions regarding payment and forfeiture as the Units subject to the Award granted hereunder and will be paid in cash at the time that any Shares associated with the Units are delivered (or forfeited at the time that the Units are forfeited).

(iii)
Any dividend equivalents granted in connection with the Units issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such Units and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
6.
Settlement of Vested Units.
(a)
Promptly following the vesting of any Units (but in no event later than March 15 of the year following the year in which the Units vest), the Company shall issue Employee a number of Shares equal to the number of Units that vest on the applicable vesting date.
(b)
Unless the Committee determines to require or permit Employee to satisfy the withholding requirements set forth in this paragraph 6(b) in any other manner allowed by Article 19 of the Plan, the Corporation shall automatically withhold, or cause to be withheld, Shares that are otherwise issuable to Employee under this Award in an amount necessary to satisfy any applicable tax withholding obligation with respect to the Units.
(c)
Employee acknowledges that Employee is ultimately liable and responsible for all taxes owed in connection with the Units, regardless of any action the Corporation or any Affiliate takes with respect to any tax withholding obligations that arise in connection with the Units. Neither the Corporation nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the Units or the subsequent sale of Shares. The Corporation and its Affiliates do not commit and are under no obligation to structure the Units to reduce or eliminate Employee’s tax liability.
7.
Adjustments for Changes in Capitalization of Corporation. In accordance with Section 4.6 of the Plan, in the event of a change in the Shares through stock dividends, stock splits, recapitalization or other changes in the corporate structure of the Corporation while the Award is outstanding, the number of Units subject to the Award shall be appropriately adjusted and the determination of the Board as to any such adjustments shall be final, conclusive and binding upon Employee. Any Units or other securities received, as a result of the foregoing, by Employee with respect to Units subject to the restrictions contained in paragraph 2 above also shall be subject to such restrictions.
8.
Effect of Change in Control. Notwithstanding anything to the contrary in the Plan, in the event that Employee remains employed by the Corporation through the date of consummation of a Change in Control, all unvested Units shall immediately vest in full as of the date of consummation of such Change in Control.
9.
Plan and Plan Interpretations as Controlling. The Units hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. The Plan provides that the Committee may from time to time make changes therein, interpret it and establish regulations for the administration thereof. Employee, by acceptance of this Agreement, agrees to be bound by said Plan and such Committee actions.

10.
Compliance with Law. Units may not be issued hereunder, or delivered or redelivered, whenever such issuance, delivery or redelivery would be contrary to law or the regulations of any governmental authority having jurisdiction.
11.
Compliance with or exemption from Code Section 409A. Notwithstanding any other term of this Agreement to the contrary, this Agreement is intended to satisfy or otherwise be exempt from the requirements of Section 409A of the Code (“Section 409A”). To the extent that any payment pursuant to this Agreement is or becomes subject to Section 409A it shall be paid in accordance with the requirements of Section 409A and no deferral or acceleration of payment inconsistent with Section 409A shall be permitted. Any payment subject to Section 409A due to a separation from service shall be delayed for a six-month period if payable to a “Key Employee” (as defined below). Employee shall have no ability to designate the taxable year of payment. Payments made due to a Change in Control shall be made within 30 days of the Change in Control and Employee shall have no discretion to designate the taxable year of receipt. To the extent that any provision of this Agreement fails to satisfy the requirements of, or be exempt from Section 409A, the provision shall be automatically modified in a manner that, in the good faith opinion of the Corporation, brings the provision into compliance with Section 409A while preserving as closely as possible the original intent of this Agreement. “Key Employee” means an Executive considered a key employee for the 12-month period commencing on April 1 of the year following the 12-month period ending on December 31 of the preceding year during which the Executive met the requirements of Section 416 of the Code as applied under Section 409A.

IN WITNESS WHEREOF, the parties have caused this Restricted Stock Units Agreement to be duly executed.

Dated effective [___]	PURSUIT ATTRACTIONS AND HOSPITALITY, INC.

By:
David W. Barry
President and Chief Executive Officer

This Restricted Stock Units Agreement shall be effective only upon execution by Employee and delivery to and receipt by the Corporation.

ACCEPTED:

Employee